EXHIBIT 23



                 CONSENT OF INDEPENDENT AUDITORS


To The  Board  of Directors of The Reader's Digest  Association, Inc.:

We consent to incorporation by reference in the registration statements (Registration Nos. 33-37434, 33-56883 and 333-57789)
on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries of our report dated August 17, 1999, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report is incorporated by reference in the Annual Report on Form 10-K of The Reader's Digest Association, Inc. for the period ended June 30, 1999.


/s/ KPMG LLP
KPMG LLP

New York, New York
September 16, 1999